Exhibit 10.1
July 24, 2012

Ideal Power Converters

5004 Bee Creek Road, Suite 600
Spicewood, Texas 78669
Attention: Christopher Cobb, Chief Executive Officer

RE: Engagement Letter for Strategic Consulting Services Dear Christopher:

MDB Capital Group, LLC (together with its affiliates, "MDB") is a financial and strategic advisory firm helping companies develop key assets and plans to support their business objectives. Our unique methodologies maximize returns on innovation and expand shareholder value through strategic consulting, corporate development, and innovation management. As a result of our working together, many clients use MDB's brand to enhance their own brand as top innovators, realizing a sustainable competitive advantage in their respective fields.

We understand that Ideal Power Converters (together with its affiliates, subsidiaries, predecessors, and successors, "IPC" or the "Company") is seeking the services provided by MDB, so as to build and maintain its overall corporate profile and to assist the Company in planning for a possible IPO event towards the end of 2012. We are pleased to propose a program designed to enhance IPC's valuation, develop the investor "story," and set the foundation for long-term stakeholder value.

This letter agreement (the "Agreement") confirms the terms and conditions that will govern IPC's engagement of MDB to provide financial, strategic, and intellectual property advisory services (the "Engagement").

1. Services.

a.  Services Provided. MDB shall assist the Company with all aspects of its financial, strategic, and intellectual property development, including:

BUSINESS STRATEGY ACTIVITIES

•  Assessing the Company's market landscape;

•  Formulation of the Company's business strategy;

•  Formulation of the Company's financial plan, including assessment of financing options;

•  Defining technology milestones;

•  Creating development and commercialization strategy;

•  Identifying and recruiting key members of the management team and Board of Directors;

•  Corporate structuring; and

•  General corporate advice, as needed and requested.

IP RELATED ACTIVITIES

•	Inventory and assessment of the Company's intellectual property portfolio (the "Assets"), using PatentVest®, MDB's proprietary IP business intelligence platform;

•	Identification and evaluation of specific market or competitive issues pertaining to the Company's intellectual property portfolio;

•	Formulation of the Company's IP strategy, including development of a comprehensive plan for invention prioritization and patent development;

•	For each individual invention of the Company (an "Invention"), development of a clear strategy for Invention drafting and Invention family development roadmap;

•	Preparation of a complete Invention package with technical disclosure documentation (each, a "Disclosure") for use in the Company's patent applications;

•	Invention extraction including meetings with team to identify additional patentable technology;

•	Identification of companies with intellectual property profiles best matching the Company's portfolio and those which will likely have the greatest value for the Company's portfolio;

•	Selecting IP assets and companies for acquisition;

•
Assessment of the monetization method which would be most appropriate for realizing the value of the Company's current patent assets, including but not limited to full or partial patent sale, spin-out, additional financing, etc;

•	Preparation of an internal valuation memorandum, with a valuation range predicated on the most likely monetization method, with tactical recommendations on realizing the portfolio value; and

•	Access to PatentVest and MDB's Patent Factory.

b.  Additional Services/Exclusions. It is expressly understood and agreed that MDB has not provided nor is undertaking to provide any advice to the Company relating to legal, regulatory, investment banking, accounting, or tax matters. The services provided to the Company hereunder are designed to assist, but not replace, the Company's own intellectual property counsel.

Should the Company request MDB to perform any services or act in any capacity not specifically addressed in this Agreement, such services or activities shall constitute separate engagements, the terms and conditions of which will be embodied in separate written agreement(s).

2.  Compensation. As consideration for the services provided under this Agreement, the Company will pay MDB a fee as follows:

a.  Warrant. Upon execution of this Agreement, the Company shall sell to MDB, for the total amount of $1,000, warrants (the "Warrants") to purchase shares of IPC common stock (the "Common Stock") in an amount equal to ten percent (10%) of the total issued and outstanding Common Stock of IPC after giving effect to the conversion or exercise of all options, warrants and other rights to acquire securities of IPC as of the date hereof except for securities or warrants associated with the Texas Emerging Technologies Fund. In the event that MBD does not raise a total of at least $4,000,000 for the Company, the Company will have the option to purchase back all of these Warrants for the total amount of $1,000.00 The Warrants will be for a term of seven (7) years at an exercise price equal to the price per share paid by (or if convertible securities, the conversion price per share allowed to) investors in the Offering of securities made by IPC and shall contain cashless exercise and anti-dilution provisions and representations and warranties normal and customary for warrants issued to placement agents or underwriters, and will not be callable or terminable prior to the expiration date. No adjustment will be made to the exercise price or number of shares underlying the Warrants in the event of subsequent financings. The Common Stock underlying the Warrants will have registration rights no less favorable than those granted to any other person, including "piggyback" registration rights on the registrations of IPC or demand registrations by any later round of investors. IPC shall bear all costs and expenses of registration, including the filing and clearing of one or more registration statements. The Warrants may be issued to any persons or entities designated by MDB.

b. Expenses. The Company shall fund MDB's travel and reasonable related expenses in connection with visits by the MDB team to the Company's site. The Company shall also promptly reimburse MDB for any expenses related to the Engagement that are approved by the Company in advance.

c. Payments. All payments to be made to MDB hereunder will be made in cash by wire transfer of immediately available U.S. funds. Except as expressly set forth herein, no fee payable to MDB hereunder shall be credited against any other fee due to MDB. The obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

3. Representations and Warranties of the Company. The Company warrants and agrees that it is the true and rightful owner of all intellectual property rights in each of the Assets and Inventions submitted to MDB for analysis; that any and all technical Invention information provided to MDB may be transmitted across country borders; and that no U.S. agency has suspended, revoked, or denied the Company's export privileges.

4. Term and Termination. MDB's Engagement will commence upon the execution of this Agreement and shall continue in effect for a period of 90 (ninety) days (the "Initial Term"). After the expiration of the Initial Term, the Agreement shall automatically renew and continue in effect until it is terminated by either party with thirty (30) days' written notice to the other pursuant to Section 9. Upon termination of this Agreement for any reason, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 2-3 and 5-14, which shall survive termination.

5. Indemnification. The Company hereby agrees to indemnify and hold harmless MDB Capital, its directors, officers, agents, employees, members, affiliates, subsidiaries, and counsel (collectively, the "MDB Indemnified Parties") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses, or liabilities (or actions in respect thereof) ("Losses"), joint or several, to which they or any of them may become subject under any statute or at common law, and to reimburse such MDB Indemnified Parties for any reasonable legal or other expense (including but not limited to the cost of any investigation, preparation, response to third party subpoenas) incurred by them in connection with any litigation or administrative or regulatory action ("Proceeding"), whether pending or threatened, and whether or not resulting in any liability, insofar as such losses, claims, liabilities, or litigation arise out of or are based upon: the Company's use or misuse (including use contrary to federal or state law) of the Disclosure(s), the Company's breach of the Representations and Warranties contained in Section 3 hereof, or any violation of U.S or other import or export controls; provided, however, that while the indemnity provisions herein shall include any and all claims regardless of whether MDB Capital's sole negligence, active or passive, contributed to losses, they shall not apply to (i) amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, or (ii) Losses arising solely from the willful misconduct or gross negligence of MDB Indemnified Parties.

MDB hereby agrees to indemnify and hold harmless the Company, its directors, officers, agents, employees, members, affiliates, subsidiaries, and counsel (collectively, the "Company Indemnified Parties") to the fullest extent permitted by law from and against any and all Losses, joint or several, to which they or any of them may become subject under any statute or at common law, and to reimburse such Company Indemnified Parties for any reasonable legal or other expense (including but not limited to the cost of any investigation, preparation, response to third party subpoenas) incurred by them in connection with any Proceeding, whether pending or threatened, and whether or not resulting in any liability, insofar as such losses, claims, liabilities, or litigation arise solely out of MDB's willful misconduct or gross negligence; provided, however, that the indemnity provisions herein shall not apply to CO amounts paid in settlement of any such litigation if such settlement is effected without the consent of MDB, which consent will not be unreasonably withheld, or (ii) Losses arising from the willful misconduct or gross negligence of Company Indemnified Parties.

The provisions of this Section 5 shall survive any termination or expiration of this Agreement.

6. Work Product and Announcements. MDB's advice shall be the sole proprietary work product and intellectual property of MDB, and such advice may not be disclosed, in whole or in part, to other parties by the Company without the prior written permission of MDB unless such disclosure is required by law. Any document or information prepared by MDB in connection with this Engagement shall not be duplicated by the Company except as explicitly provided for hereunder or required by law and shall be returned by the Company to MDB upon request. The Company acknowledges that MDB, at its option and expense, may place announcements and advertisements or otherwise publicize the Engagement (which may include the reproduction of the Company's logo and a hyperlink to the Company's website) on MDB's website and in such financial and other newspapers and journals as it may choose.

7. Limitation of Liability. MDB shall employ due care and attention in providing the services hereunder. However, the Company acknowledges that MDB does not warrant or represent the accuracy or completeness of any public information or any information provided solely by the Company used in any analysis and that inaccurate or incomplete data may affect the validity and reliability of MDB's work product, including any draft patent Disclosures. Similarly, MDB makes no representation or warranty with respect to the non-infringement of any of the Assets or Inventions described in the Disclosure(s). MDB makes no warranty, representation, promise, or undertaking with respect to any legal or financial consequences of, or any other consequences or benefits obtained from the use of any work product hereunder, including the Disclosure(s), including any representation that any patent(s) will be granted. The Company assumes all risks related to documentation or technical information and data which may be subject to U.S. export controls or export or import restrictions in other countries. MDB SPECIFICALLY DISCLAIMS ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MDB SHALL NOT BE LIABLE ON ACCOUNT OF ANY ERRORS, OMISSIONS, DELAYS, OR LOSSES UNLESS CAUSED BY ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. TO THE FULLEST EXTENT PERMITTED BY LAW, MDB WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY (INCLUDING WITHOUT LIMITATION LOST PROFITS, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES) ALLEGED TO BE CAUSED BY USE OF THE DISCLOSURE(S).

THE COMPANY'S LIABILITY ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE COMPENSATION PAID TO MDB IN ACCORDANCE WITH SECTION 2. MDB'S LIABILITY ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNTS PAID BY THE COMPANY TO MDB WITH REGARD TO THE PROVISION OF THE SPECIFIC SERVICES THAT GAVE RISE TO THE CLAIM OF LIABILITY, BUT IN NO EVENT WILL SUCH LIABILITY EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO MDB PURSUANT TO SECTION 2. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, HOWEVER CAUSED, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

8. Other Transactions: Disclaimers. The Company acknowledges that MDB is engaged in a wide range of investing, investment banking and other activities (including investment management, corporate finance, securities issuance, trading and research and brokerage activities) from which conflicting interests or duties, or the appearance thereof, may arise. Information held elsewhere within MDB but not accessible (absent a breach of internal procedures) to its investment banking personnel providing services to the Company will not under any circumstances affect MDB's responsibilities to the Company hereunder. The Company further acknowledges that MDB and its affiliates have and may continue to have investment banking, broker-dealer and other relationships with parties other than the Company pursuant to which MDB may acquire information of interest to the Company. MDB shall have no obligation to disclose to the Company or to use for the Company's benefit any such non-public information or other information acquired in the course of engaging in any other transaction (on MDB's own account or otherwise) or otherwise carrying on the business of MDB. The Company further acknowledges that from time to time MDB's independent research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of MDB's investment banking department and/or which may have an adverse effect on the Company's interests in connection with the transactions contemplated hereby or otherwise. In addition, the Company acknowledges that, in the ordinary course of business, MDB may trade the securities of the Company for its own account and for the accounts of its customers, and may at any time hold a long or short position in such securities. MDB shall nonetheless remain fully responsible for compliance with federal securities laws in connection with such activities.

       The Company further acknowledges and agrees that MDB will act solely as an independent contractor hereunder, and that MDB's responsibility to the Company is solely contractual in nature and that MDB does not owe the Company or any other person or entity, including but not limited to its shareholders, any fiduciary or similar duty as a result of the Engagement or otherwise.

9. Notice. All notices, demands, and other communications to given pursuant to this Agreement shall be in writing and shall be personally delivered, mailed by United States mail, sent by overnight delivery using a nationally recognized courier service, sent by facsimile transmission, or emailed. Notice shall be deemed received: (a) if personally delivered, upon the date of delivery to the address of the receiving party; (b) if mailed, three business days after date the item is placed in the United States mail; (c) if sent by overnight courier, the date actually received by the recipient; (d) if sent by facsimile or email, when sent. The parties will each promptly notify the other of any changes to the following contact information.

Notices to MDB shall be sent to: MDB Capital Group, LLC Attn: Anthony DiGiandomenico 401 Wilshire Blvd., Suite 1020 Santa Monica, California 90401 Fax: (310) 526-5020 Email: d@mdb.com
Notices to the Company shall be sent to:
Ideal Power Converters
Attn: Christopher Cobb
5004 Bee Creek Road, Suite 600
Spicewood, TX 78669
Fax: (512) 687-5357
Email: Christopher.cobb@idealpowerconverters.com

10. Complete Agreement: Amendments: Assignment. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements, whether oral or written, between MDB and the Company. This Agreement may not be amended or modified except in writing. The rights of MDB hereunder shall be freely assignable to any affiliate of MDB, and this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against MDB and its successors and assigns.

11. Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Indemnified Parties by Section 5 and Exhibit A of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

12. Governing Law: Jurisdiction: Venue. All aspects of the relationship created by this Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts made and to be performed in California, without regard to its conflicts of laws provisions. All actions and proceedings which are not submitted to arbitration pursuant to Section 13 hereof shall be heard and determined exclusively in the state and federal courts located in the County of Los Angeles, State of California, and the Company and MDB hereby submit to the jurisdiction of such courts and irrevocably waive any defense or objection to such forum, on forum non conveniens grounds or otherwise. The parties agree to accept service of process by mail, to their principal business address, addressed to the chief executive officer and secretary thereof. The parties hereby agree that this Section 12 shall survive the termination and/or expiration of this Agreement.

13. Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration before one arbitrator in Los Angeles (with the exception of claims to enforce the indemnity provision contained herein, which may, at the option of the party seeking relief, be submitted either to arbitration or to any court of competent jurisdiction). The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures, unless the parties are required to arbitrate by FINRA Rule 12200 subsection (2), in which event the matter shall be submitted to FINRA Dispute Resolution pursuant to its Code of Arbitration Procedure for Customer Disputes. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party.

The parties hereby agree that this Section 13 shall survive the termination and/or expiration of this Agreement.

[The Company's consent to Arbitration must be confirmed by initialing below:] [___]

14. Severability. Should any one or more covenants, restrictions and provisions contained in this Agreement be held for any reason to be void, invalid or unenforceable, in whole or in part, such unenforceability will not affect the validity of any other term of this Agreement, and the invalid provision will be binding to the fullest extent permitted by law and will be deemed amended and construed so as to meet this intent. To the extent any provision cannot be so amended or construed as a matter of law, the validity of the remaining provisions shall be deemed unaffected and the illegal or invalid provision will be deemed stricken from this Agreement.

15. Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof

16. Accounting. Any calculation, computation or accounting that may be required under this Agreement shall be made in accordance and conformity with the Generally Accepted Accounting Principles and other standards as determined by the Financial Accounting Standards board and regulatory agencies with appropriate jurisdiction.

17. Counterparts. This Agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

18. Patriot Act. MDB hereby notifies the Company that pursuant to the requirements of the USA PATRIOT ACT (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Company in a manner that satisfies the requirements of the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing below. We look forward to a long and successful relationship with you.

Very truly yours,

MDB CAPITAL GROUP LLC

                      _________________________________
By: Anthony DiGiandomenico Partner

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

By: Christopher Cobb
Its: Chief Executive Officer